EXHIBIT 23(a)



                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2003 relating to the financial statements and financial statement schedules of Transatlantic Holdings, Inc. and Subsidiaries (the "Company"), which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

New York, New York
December 19, 2003

/s/ PricewaterhouseCoopers LLP